Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Lumen Technologies, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-227251) on Form S-3, the registration statements (Nos. 333-245036, 333-225154, 333-221267, 333-174571, and 333-150157) on Form S-8, and the registration statement (No. 333-215121) on Form S-4 of Lumen Technologies, Inc. of our reports dated February 25, 2021, with respect to the consolidated balance sheets of Lumen Technologies, Inc. as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of Lumen Technologies, Inc.

Our report on the consolidated financial statements refers to changes in the methods of accounting for the presentation of taxes assessed by a governmental authority as of January 1, 2020, and for leases as of January 1, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP

Denver, Colorado
February 25, 2021